UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                      Chardan China Acquisition Corporation
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                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
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                         (Title of Class of Securities)

                                   159569 102
                                -----------------
                                 (CUSIP Number)

                                December 31, 2004
              ------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|  Rule 13d-1(b)
        |X|  Rule 13d-1(c)
        |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 159569 102                                         13G
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                   Woodland Partners

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York

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                                  5    SOLE VOTING POWER
        Number of                      70,000 shares
          Shares                  ----------------------------------------------
       Beneficially
         Owned By                 6    SHARED VOTING POWER
           Each                        0 shares
        Reporting                 ----------------------------------------------
          Person
           With                   7    SOLE DISPOSITIVE POWER
                                       70,000 shares
                                  ----------------------------------------------

                                  8    SHARED DISPOSITIVE POWER
                                       0 shares
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                   70,000 shares

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      1.4%

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12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      PN

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CUSIP No. 159569 102                                         13G
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                   Barry Rubenstein

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

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                                  5     SOLE VOTING POWER
        Number of                       130,000 shares
          Shares                  ----------------------------------------------
       Beneficially
         Owned By                 6    SHARED VOTING POWER
           Each                        70,000 shares
        Reporting                 ----------------------------------------------
          Person
           With                   7    SOLE DISPOSITIVE POWER
                                       130,000 shares
                                  ----------------------------------------------

                                  8    SHARED DISPOSITIVE POWER
                                       70,000 shares
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                   200,000 shares


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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      4.1%

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12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      IN

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CUSIP No. 159569 102                                         13G
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                   Marilyn Rubenstein

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

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                                  5     SOLE VOTING POWER
        Number of                       0 shares
          Shares                  ----------------------------------------------
       Beneficially
         Owned By                 6    SHARED VOTING POWER
           Each                        70,000 shares
        Reporting                 ----------------------------------------------
          Person
           With                   7    SOLE DISPOSITIVE POWER
                                       0 shares
                                  ----------------------------------------------

                                  8    SHARED DISPOSITIVE POWER
                                       70,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            70,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      1.4%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                      IN

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ITEM 1.

            (a)    Name of Issuer:
                   Chardan China Acquisition Corporation

            (b)    Address of Issuer's Principal Executive Offices:
                   777 South Highway 101
                   Suite 215
                   Solana Beach, California 92075

ITEM 2.

1.          (a)    Name of Person  Filing:         Woodland  Partners
            (b)    Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545
            (c)    Place of Organization:          New York
            (d)    Title of Class of  Securities:  Common Stock,  $0.0001 par
                                                   value per share
            (e)    CUSIP Number:                   159569 102

2.          (a)    Name of Person  Filing:         Barry  Rubenstein
            (b)    Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545
            (c)    Citizenship:                    United States
            (d)    Title of Class of  Securities:  Common Stock,  $0.0001 par
                                                   value per share
            (e)    CUSIP Number:                   159569 102

3.          (a)    Name of Person Filing:          Marilyn  Rubenstein
            (b)    Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545
            (c)    Citizenship:                    United States
            (d)    Title of Class of  Securities:  Common Stock,  $0.0001 par
                                                   value per share
            (e)    CUSIP Number:                   159569 102

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

            (a)    [ ]  Broker or dealer registered under section 15 of the Act
                        (15 U.S.C.78o).
            (b)    [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).
            (c)    [ ]  Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
            (d)    [ ]  Investment company as registered under Section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).
            (e)    [ ]  An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E).
            (f)    [ ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

            (g)    [ ]  A parent holding company of control person in accordance with ss.240.13d-1(b)(1)(ii)(G).
            (h)    [ ]  A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).
            (i)    [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
            (j)    [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

1.          Woodland Partners:
            (a)    Amount Beneficially Owned:  70,000(1,2) shares.
            (b)    Percent of  Class:          1.4%
            (c)    Number of shares as to which such person has:
                   (i) sole power to vote or to direct the vote: 70,000(1,2) shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 70,000(1,2) shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.          Barry Rubenstein:
            (a) Amount Beneficially Owned: 200,000(1,2,3,4,5) shares. Barry Rubenstein is a general partner of Woodland Partners. Mr. Rubenstein is the husband of Marilyn Rubenstein.
            (b)    Percent of Class:           4.1%
            (c)    Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote:
                           130,000(4,5) shares.
                   (ii)    shared power to vote or to direct the vote:
                           70,000(1,2,3) shares.
                   (iii) sole power to dispose or to direct the disposition of: 130,000(4,5) shares.
                   (iv) shared power to dispose or to direct the disposition of: 70,000(1,2,3) shares.

3.          Marilyn Rubenstein:
            (a) Amount Beneficially Owned: 70,000(1,2,3) Marilyn Rubenstein is a general partner of Woodland Partners. Marilyn Rubenstein is the wife of Barry Rubenstein.
            (b)    Percent of Class:           1.4%
            (c)    Number of shares as to which  such  person  has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote:
                           70,000(1,2,3) shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 70,000(1,2,3) shares.

----------------------------
(1)  Includes 70,000 shares of Common Stock owned by Woodland Partners.
(2) Does not include 120,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.
(3) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.
(4) Includes 130,000 shares of Common Stock held in the Barry Rubenstein Rollover IRA Account.
(5) Does not include 160,000 shares of Common Stock issuable upon the exercise of the Warrants held by the Barry Rubenstein Rollover IRA Account.

            Exhibit A, a Joint Filing Agreement, was previously filed with a
            Schedule 13G, dated March 16, 2004.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                        By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:      January 31, 2005
                                      WOODLAND PARTNERS


                                      By:/s/ Barry Rubenstein
                                         ---------------------------------------
                                           Barry Rubenstein, a General Partner


                                      /s/ Barry Rubenstein
                                      ------------------------------------------
                                           Barry Rubenstein

                                      /s/ Marilyn Rubenstein
                                      ------------------------------------------
                                           Marilyn Rubenstein


ATTENTION:  INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)